Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G and any further amendments thereto need to be filed with respect to the beneficial ownership by each of the undersigned of Class A Ordinary Share, $0.00001 par value per share, of 360 DigiTech, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13G provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 13, 2023

Sumitomo Mitsui Financial Group, Inc.

By:	/s/ Masahiro Yoshimura
	Name:	Masahiro Yoshimura
	Title:	Managing Director of Business Development Department

SMBC Asset Management Services (UK) Limited

By:	/s/ Saburo Yoshida
	Name:	Saburo Yoshida
	Title:	Director

TT International Asset Management Ltd

By:	/s/ Peter M. Fox
	Name:	Peter M. Fox
	Title:	Chief Compliance Officer

[Signature Page to Joint Filing Agreement]